                                                                      Exhibit 12

                            TRW Inc. and Subsidiaries
                        Computation of Ratio of Earnings
                          to Fixed Charges - Unaudited

                         (In millions except ratio data)


                                                         Years Ended December 31
                                -----------------------------------------------------------------
                                    1996         1995         1994          1993        1992
                                -----------   -----------  ------------  -----------  -----------

Earnings from continuing
  operations before income
  taxes                            $302.2(A)    $625.5       $435.5         $289.2      $276.4

Unconsolidated affiliates             1.4          1.3         (0.6)           0.7        (0.9)

Minority earnings                    11.5         10.8          7.7            1.4         0.1

Fixed charges excluding
  capitalized interest              129.0        137.2        145.3          177.5       208.1
                                   ------       ------       ------         ------      ------

Earnings                           $444.1       $774.8       $587.9         $468.8      $483.7
                                   ------       ------       ------         ------      ------



Fixed Charges:
Interest expense                    $84.2        $94.7       $104.7         $137.4      $162.1

Capitalized interest                  3.5          5.1          6.6            7.9        12.7

Portion of rents representa-
  tive of interest factor            43.2         41.4         39.2           37.9        45.8

Interest expense of uncon-
  solidated affiliates                1.6          1.1          1.4            2.2         0.2
                                      ---          ---          ---            ---         ---

Total fixed charges                $132.5       $142.3       $151.9         $185.4      $220.8
                                   ------       ------       ------         ------      ------

Ratio of earnings to fixed            3.4X         5.4X         3.9X           2.5X        2.2X
  charges                             ---          ---          ---            ---         ---


(A) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses. See "Special charges" footnote in the Notes to Financial Statements.
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